                                                                     EXHIBIT 8.1

                       [ARTHUR ANDERSEN LLP LETTERHEAD]

February 8, 2000

STRICTLY CONFIDENTIAL

Mr. Chad Wachter
Vice President, General Counsel and Secretary
KNOLOGY, Inc.
1241 O.G. Skinner Drive
West Point, GA  31833

Dear Chad:

As requested, this letter sets forth our opinion regarding the federal income tax treatment of the adjustment of ITC Holding Company, Inc. ("ITC Holding") options and distribution of KNOLOGY, Inc. ("KNOLOGY") options in connection with the creation and distribution of KNOLOGY stock. The following paragraphs discuss the background, issues, our conclusions, the analysis of the applicable tax law, risks and the scope of our opinion.

BACKGROUND

ITC Holding Company, Inc. and subsidiaries ("ITC Holding") are engaged in a corporate reorganization ("reorganization") in which KNOLOGY, Inc. and subsidiaries ("KNOLOGY") will be structurally separated from ITC Holding. The reorganization will take the form of a "spinoff" whereby the shares of KNOLOGY owned by ITC Holding will be distributed to ITC Holding shareholders. KNOLOGY, Inc. is a newly formed subsidiary that owns 100% of KNOLOGY Holdings Inc., Interstate Telephone Company, Valley Telephone Company, Globe Telecommunications, Inc., and ITC Globe, Inc. In connection with the reorganization, each currently outstanding but unexercised stock option under the ITC Holding Company, Inc. Amended and Restated Stock Option Plan and the ITC Holding Company, Inc. Nonemployee Director Stock Option Plan (the "ITC Holding Options") will effectively split into separately exercisable options to acquire shares of stock of each of ITC Holding and of KNOLOGY.

Each ITC Holding option holder will receive new options to acquire shares of KNOLOGY Series A preferred stock. The new options will be substituted for a proportionate value of the ITC Holding options. Additionally, the exercise price of the remaining ITC Holding options will be reduced in an amount equal to the aggregate exercise price of the distributed KNOLOGY options. The "spread" (i.e., the difference between the exercise price of the option and the fair market value of the underlying stock) in the new KNOLOGY options and the

Mr. Chad Wachter
Page 2
February 8, 2000

adjusted ITC Holding options will equal the value of the spread that each option holder would have realized had he or she exercised ITC Holding options immediately prior to the issuance of the KNOLOGY options and the adjustment of the ITC Holding options. For each unexercised ITC Holding option, the option holder will receive approximately 1.09153 KNOLOGY options and continue to hold one ITC Holding option at the reduced exercise price. The replacement ratios of 1.09153-to-one and one-to-one are a result of the number of shares and stock options of ITC Holding outstanding compared to the number of shares and stock options of KNOLOGY owned by ITC Holding. Cash payment will be made to each holder in lieu of issuing options for fractional shares of KNOLOGY. The aggregate option price payable with respect to the unexercised ITC Holding options will be allocated between the new options based on the relative fair market values of ITC Holding and KNOLOGY as of the day before the effective date of the Reorganization. The original grant date, vesting schedule, and term of the options will remain the same. The receipt of the KNOLOGY options and the adjustment of the ITC Holding options will occur after the formation of the KNOLOGY holding company and at least one day prior to the distribution of KNOLOGY stock.

Prior to the formation of KNOLOGY, all employees were employees of the ITC Holding consolidated group. After the distribution of KNOLOGY stock, some employees within the current consolidated group will remain ITC Holding employees and the rest will become employees of KNOLOGY. Therefore, employees of ITC Holding will hold options to purchase stock of both ITC Holding and KNOLOGY and employees of KNOLOGY will hold options to purchase stock of both ITC Holding and KNOLOGY.

The ITC Holding stock options and the options to purchase the KNOLOGY Series A preferred stock to be distributed by ITC Holding consist of two types of stock options - stock options intended to qualify under Section 422 of the Code as "incentive stock options" and stock options not intended to qualify under
Section 422 of the Code, i.e. nonqualified stock options ("NSOs").

ISSUES

1. What is the federal tax effect of the distribution of KNOLOGY stock options to ITC Holding employees who hold ITC Holding incentive stock options?

2. What is the federal tax effect of the distribution of KNOLOGY stock options to KNOLOGY employees who hold ITC Holding incentive stock options?

3. What is the federal tax effect of the distribution of the KNOLOGY stock options to nonemployees and employees of ITC Holding and KNOLOGY holding NSOs in ITC Holding?

4. What is the federal tax effect of the adjustment in exercise price of ITC Holding incentive stock options for ITC Holding employees?

Mr. Chad Wachter
Page 3
January 28, 2000

5. What is the federal tax effect of the adjustment in exercise price of ITC Holding incentive stock options for KNOLOGY employees?

6. What is the federal tax effect of the adjustment in exercise price of ITC Holding NSOs for nonemployees and employees of ITC Holding and KNOLOGY holding NSOs in ITC Holding?

CONCLUSIONS

1. The KNOLOGY options distributed to ITC holding employees holding ITC Holding ISOs are more likely than not ISOs. The issuance of KNOLOGY options to ITC Holding employees is more likely than not treated as a nontaxable substitution of KNOLOGY options for ITC Holding ISOs and not treated as a taxable modification. In the case of ISOs that do not subsequently become nonqualified, there will be a taxable event at the time the stock underlying the options is sold based upon the difference between the fair market value of the stock at the date of sale and the exercise price. Alternative minimum tax may also apply when ISOs are exercised.

Even if the KNOLOGY stock options distributed are ISOs, they will become NSOs three months after the distribution. The conversion to a NSO will not be a taxable event. With a NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.


If the IRS were to recharacterize the KNOLOGY stock options as NSOs, the distribution will not be a taxable event for the employees receiving such grant. With an NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.



2. The KNOLOGY options distributed to KNOLOGY employees holding ITC Holding ISOs should be ISOs after the distribution of KNOLOGY. The issuance of KNOLOGY options to KNOLOGY employees should be treated as a nontaxable substitution of KNOLOGY options for ITC Holding ISOs and not treated as a taxable modification. In the case of ISOs that do not subsequently become nonqualified, there will be a taxable event at the time the stock underlying the options is sold based upon the difference between the fair market value of the stock at the date of sale and the exercise price. Alternative minimum tax may also apply when incentive stock options are exercised.


If the IRS were to recharacterize the KNOLOGY stock options as NSOs, the distribution will not be a taxable event for the employees receiving such grant. With an NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.

3. The KNOLOGY stock options distributed to nonemployees and employees holding NSOs of ITC Holding should be treated as NSOs. With a NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.

If the IRS were to recharacterize the distribution of KNOLOGY NSOs as a grant of discounted options, the distribution will not be a taxable event for the employees and nonemployees receiving such a grant. With an NSO, the holder would be subject to tax at the time of exercise.

4. ITC Holding ISOs with the adjusted exercise prices that are held by ITC Holding employees should remain ISOs after the distribution of KNOLOGY. The adjustment of the exercise price of ITC Holding ISOs currently held by ITC Holding employees should not be treated as a modification for the employees of ITC Holding. In the case of ISOs that do not subsequently become nonqualified, there will be a taxable event at the time the stock underlying the options is sold based upon the difference between the fair market value of the stock at the date of sale and the exercise price. Alternative minimum tax may also apply when incentive stock options are exercised.

If the IRS were to recharacterize the ITC Holding stock options as NSOs, the adjustment will not be a taxable event for the employees receiving such adjustment. With an NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.


5. ITC Holding ISOs with the adjusted exercise prices that are held by KNOLOGY employees should be ISOs. The adjustment of the exercise price of ITC Holding ISOs held by KNOLOGY employees should not be treated as a modification for the employees of KNOLOGY. In the case of ISOs that do not subsequently become nonqualified, there will be a taxable event at the time the stock underlying the options is sold based upon the difference between the fair market value of the stock at the date of sale and the exercise price. Alternative minimum tax may also apply when incentive stock options are exercised.


The ITC Holding ISOs with the adjusted exercise prices that are held by KNOLOGY employees after the distribution will become NSOs three months after the distribution. The conversion to a NSO will not be a taxable event. With a NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.

If the IRS were to recharacterize the ITC Holding stock options as NSOs, the adjustment will not be a taxable event for the employees receiving such adjustment. With an NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.

6. ITC Holding NSOs with the adjusted exercise prices that are held by nonemployees and employees of ITC Holding and KNOLOGY should continue to be treated as NSOs. With a NSO, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price.

If the IRS were to recharacterize the adjustment in exercise price of ITC Holding NSOs as a grant of discounted options, the adjustment will not be a taxable event for the employees and nonemployees receiving such adjustment. With an NSO, the holder would be subject to tax at the time of exercise.

DISCUSSION

SECTION I- DESCRIPTION OF KEY TERMS

Mr. Chad Wachter
Page 4
February 8, 2000

For purposes of our analysis we have explained significant terms based on descriptions provided in the Code and Treasury Regulations below:

Incentive Stock Options (ISOs)

Incentive Stock Options provide special tax treatment to an employee. An ISO has no federal income tax consequences upon grant to either the employer or employee. Additionally, an ISO has no federal tax consequences upon exercise to either the employer or employee. Upon the ultimate sale of the related stock, the employee has capital gain or loss equal to the difference between the sale price and the exercise price (assuming the requisite holding periods have been met). However, in order to qualify as an ISO, the option must meet the following statutory requirements under Code Section 422(b):

1) The option plan must specify the aggregate number of shares that may be issued, identify the employees or class of employees eligible and be approved by stockholders within 12 months before or after the plan is adopted.

2) The option must be granted within 10 years of the earlier of either the adoption of the plan or the date of its approval by the shareholders.

3)  The term of the option may not exceed 10 years.

4) The option price must not be less than the fair market value of the stock at the date of grant.

5) The option by its terms must be nontransferable other than at death and must be exercisable during the executive's lifetime only by the employee.

6) If the employee owns, immediately before the option is granted, more than 10 percent of the combined voting power of the employer, or its parent or subsidiary, the option price must be at least 110 percent of the stock's fair market value at the date of grant and the option must not be exercisable for more than five years after grant.

If all of the above requirements are met, the holder may generally exercise the options free of federal income taxes, postponing the taxable event until the stock received as a result of the exercise is sold. As long as the shares acquired through an ISO are held for at least one year following exercise and are not disposed of until at least two years after the option is granted, the difference between the option price and the sale price is taxed as a long-term capital gain. If the requisite holding periods for an ISO are not satisfied, the employee recognizes taxable ordinary income to the extent that the value of the stock at the date of exercise exceeds the exercise price. Note, however, that in the case where ISO treatment is attained, the bargain element of the option, i.e., the "spread" - is treated as a preference item that increases taxable income for alternative minimum tax ("AMT") purposes. The tax basis of stock exercised through an ISO for AMT is equal to the FMV of the stock at exercise. This higher basis will result in AMT lower than regular tax when the stock is sold.

Additionally, Code Section 422(a) provides that the holder of the ISO must be an employee of the corporation (or a parent or subsidiary corporation) issuing or assuming a stock option to which Code Section 424 (a) applies at all times during the period beginning on the date the

Mr. Chad Wachter
Page 5
February 8, 2000

option is granted and ending on the day 3 months before the date of such exercise. If the option holder does not meet the employment requirement, then the ISO becomes a nonqualified option.

A Modification versus Assumption or Substitution

If the terms of any stock option are modified, such modification shall be considered as the granting of a new option. A modification is defined as a "change in the terms of the option which gives the employee additional benefits under the option, but such term shall not include a change in the terms of the option attributable to the issuance or assumption of an option under Section 424(a)."(1) Incentive stock options must satisfy four requirements to be considered a substitution of existing options, rather then the modification of existing options.

1) The first requirement is that the substitution of an ISO must be made by either an employer corporation or a parent or subsidiary of such corporation.(2)

2) The second requirement is that the substitution of an ISO must be pursuant to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation.(3)

3) The third requirement is the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution or assumption over the aggregate option price of such shares

4) The fourth requirement states that the new option or the assumption of the old option does not give the employee additional benefits which he did not have under the old option.

If the distribution of KNOLOGY stock options or the adjustment of the exercise price of ITC Holding ISOs were characterized as a modification, i.e., a new grant, the options would no longer meet the requirements of an ISO. An ISO must be granted at the current fair market value of the underlying stock. The fair market value of the stock of ITC Holding is expected to be higher on the day it is substituted and adjusted than the exercise price/fair market value on the day the options were originally granted. If the substitution or adjustment, based on the current value of the options, were recharacterized as a new grant, the substituted or adjusted options would be considered to have been granted at a discount and would, therefore, not meet the requirements of an ISO.

Definitions of Parent Corporation and Subsidiary

Code Section 422(a)(2) refers to the parent-subsidiary relationship, which is critical to the analysis regarding the substitution and adjustment of the incentive stock options in this transaction. Code Sections 424(e), 424(f) and 424(g) define these relationships.

--------

(1) IRC Section 424(h)(1) and Section 424(h)(3)
(2) IRC Section 424(a) and Treasury Regulation Section 1.425-1(a)
(3) IRC Section 424(a) and Treasury Regulation Section 1.425-1(a)

Mr. Chad Wachter
Page 6
February 8, 2000

1) Parent Corporation. Under 424(e) a parent corporation is any corporation (other than the employer corporation) in an unbroken chain of corporations ending with the employer corporation if, at the time of the granting of the option, each of the corporations other than the employer corporation owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2) Subsidiary Corporation. Under 424(f), a subsidiary corporation is any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3) Code Section 424(g) identifies special rules for applying Code Sections 424(e) and 424(f). This section provides that for purposes of applying subsections (e) and (f) to 424(a)(2), the term "corporation issuing or assuming a stock option in a transaction to which section 424(a) applies" is substituted for "employer corporation."

Definition of a Section 424(a) Transaction

Code Section 424(a) and Treas. Reg. Section 1.425-1(a) describe special rules applicable to statutory options, i.e., ISOs, with respect to corporate reorganizations. Under Treas. Reg. Section 1.425-1(a), "... a transaction to which 424(a) applies means a substitution of a new option for the old option or an assumption of a new option for the old option, by an employer corporation, or a parent of subsidiary of such corporation, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation." The formation and distribution of KNOLOGY from ITC Holding is a transaction as defined above, and therefore treatment of ISOs would fall under the above sections.

Mr. Chad Wachter
Page 7
February 8, 2000

SECTION II - ISSUES 1 AND 2

Issue 1. What is the federal tax effect of the distribution of KNOLOGY stock options to ITC Holding employees who hold ITC Holding incentive stock options?

Issue 2. What is the federal tax effect of the distribution of KNOLOGY stock options to KNOLOGY employees who hold ITC Holding incentive stock options?

Substitution of an Existing Option

KNOLOGY is a recently formed subsidiary of ITC Holding. The formation of KNOLOGY and the subsequent distribution of this subsidiary are two separate transactions. The substitution of the percentage value of ITC Holding incentive stock options for incentive stock options in KNOLOGY will occur at least one day prior to the anticipated distribution of KNOLOGY, while incentive stock holders are still employees of ITC Holding or its subsidiary, KNOLOGY. As a result of the reorganization, employees who hold incentive stock options in ITC Holding will hold incentive stock options in ITC Holding, as well as KNOLOGY, Inc. The issuance of KNOLOGY ISOs for ITC Holding ISOs must meet the four requirements above to be considered a substitution of existing options, otherwise a modification will occur. These requirements are tested below.

Requirement #1. The first requirement is that the substitution of an ISO must be made by either an employer corporation or a parent or subsidiary of such corporation. In this case, the substitution of KNOLOGY ISOs, held by KNOLOGY employees, for ITC Holding ISOs is a substitution by the employer. The substitution of KNOLOGY ISOs, held by ITC Holding employees, for ITC Holding ISOs is a substitution by a subsidiary of the parent.

Under Code Section 424(a), "the parent-subsidiary relationship shall be determined at the time of any such transaction under this subsection." Furthermore, under Treas. Reg. Section 1.425-1(a)(5), an assumption or substitution, which occurs by reason of a corporate transaction, may occur before or after the corporate transaction. Under Treas. Reg. Section 1.425-1(a)(8), the determination of whether the parent-subsidiary relationship exists is based on circumstances existing immediately after the corporate transaction. This section, 1.425-1(a)(8), appears to conflict with 1.425-1(a)(5). We interpret 1.425(a)(8) to apply to situations that are not relevant to the reorganization, i.e., a distribution situation, in which it is impossible to have a parent-subsidiary relationship after the transaction. Treas. Reg. Section 1.425-1(a)(8) is relevant for a purchase or acquisition transaction in which the company wants to determine the opportunity to grant ISOs to employees of a company going forward. For example, if Acquirer Co. (A) purchases Target Co. (T), (A) could not issue ISOs to employees of (T) until after the transaction has occurred and there is a parent-subsidiary relationship. Therefore, for purposes or our analysis, we refer back to Code
Section 424(a) and Treas. Reg. 1.425(a)(5) to determine whether it is possible to substitute ISOs in KNOLOGY for ISOs of ITC Holding.

Mr. Chad Wachter
Page 8
February 8, 2000

To apply 1.425-1(a)(8) to transactions such as a distribution in connection with a corporate separation appears to be inconsistent with Code section 424(a) and would be an unreasonable restriction on the statutory language. Even if we interpret 1.425-1(a)(8) to mean the status of the employee after the reorganization, i.e., the creation of KNOLOGY, there is still a parent-subsidiary relationship for the period between the creation of KNOLOGY and the distribution.

Furthermore, if the KNOLOGY ISOs had been granted two months ago, not in connection with a distribution, a substitution of ISOs would not be a modification. Under Code Section 424(a), where there is a parent-subsidiary relationship, it is permissible for employees to hold ISOs in both the parent and subsidiary, effectively giving employees equal economic opportunity regardless of reporting relationship within the parent-subsidiary organization.

Requirement #2. The second requirement is that the substitution of an ISO must be pursuant to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation.(4) The substitution of the ITC Holding ISOs is pursuant to a reorganization.(5) Based on the definition of reorganization in Code Section 424 and our understanding of the formation of the ITC Holding subsidiary, KNOLOGY, Inc., and the distribution of its stock, any corresponding substitution of incentive stock options would meet the requirements of occurring under a transaction described in Code Section 424(a).

Requirement #3. The third requirement is that the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all shares subject to the option immediately before the substitution over the aggregate option price of such shares. Treas. Reg. Section 1.425-1(a)(6) provides that a substitution of an option may include some but not all of the incentive stock options. The language of Treas. Reg. Section 1.425-1(a)(6) states that "It is not necessary, however, to have a complete substitution of a new option for the old option." Since the "spread" (i.e., the difference between the exercise price of the option and the fair market value of the underlying stock) in the new KNOLOGY options and the adjusted ITC Holding options will equal the value of the spread that each option holder would have realized had he or she exercised ITC Holding options immediately prior to the issuance of the KNOLOGY options and the adjustment of the ITC Holding options, the substitution follows the requirements for an assumption or substitution of statutory options, per 1.425-1(a)(6). Therefore, the partial substitution should not be considered a modification of an incentive stock option.

Requirement #4. The fourth requirement states that the new option or the assumption of the old option does not give the employee additional benefits which he did not have under the old option. Since the terms of the options, e.g., vesting schedule, period to exercise (term), will

--------
(3) IRC Section 424(a) and Treasury Regulation Section 1.425-1(a)
(5) IRC Section 424(a) and Treasury Regulation Section 1.425-1(a)

Mr. Chad Wachter
Page 9
February 8, 2000

remain the same, the employee will receive no additional benefits that he or she did not have under the old option and, therefore, the substitution satisfies this requirement.

Requirements for an ISO

As discussed in Section 1, in order to qualify as an ISO, the option must meet the statutory requirements under Code Section 422(b). We have determined that a parent-subsidiary employment relation exists when the ISOs are substituted. Additionally, since none of the other terms of the option have changed, the ISOs still meet the remaining requirements.

The employment relationships of incentive stock option holders will change at the time of the distribution of KNOLOGY from ITC Holding. KNOLOGY employees will no longer have a parent-subsidiary relationship ITC Holding and vice versa. As a result, under Section 422(a) incentive stock options of ITC Holding for KNOLOGY employees will convert to nonqualified options three months after the distribution of KNOLOGY. Additionally, incentive stock options of KNOLOGY held by ITC Holding employees will also convert to nonqualified stock options three months after the distribution of KNOLOGY.

Summary

It is more likely than not that the distribution of KNOLOGY incentive stock options to ITC Holding option holders, who are employees of ITC Holding, will not be treated as a modification and thus will continue to qualify as incentive stock options. There is some risk, however, that since the issuance of the KNOLOGY ISOs was in connection with a corporate distribution, the Service may interpret 1.425-1(a)(8) to mean that a modification did occur because there was no parent subsidiary-relationship at the time of the substitution.

With respect to ITC Holding incentive stock option holders who are employees of KNOLOGY there should be no modification upon the distribution of KNOLOGY ISOs and such ISOs should continue to continue to qualify as ISOs.

SECTION III - ISSUES 4 AND 5

Issue 4. What is the federal tax effect of the adjustment in exercise price of ITC Holding incentive stock options for ITC Holding employees?

Issue 5. What is the federal tax effect of the adjustment in exercise price of ITC Holding incentive stock options for KNOLOGY employees?

Adjustment of ITC Holding Incentive Stock Options

The exercise price of the balance of the ITC Holding options will be adjusted to reflect the new value of ITC Holding shares at the distribution of KNOLOGY. Under Treas. Reg. Section

Mr. Chad Wachter
Page 10
February 8, 2000

1.425-1(e)(5)(ii)(b), a change in the number or price of options to reflect a corporate transaction is not a modification of the option provided that the excess of the aggregate fair market value (determined immediately after such corporate transaction) of the shares subject to the option immediately after such change over the aggregate new option price of such shares is not more than the excess of the aggregate fair market value of the shares subject to the option immediately before the transaction over the aggregate former option price of such shares, and provided that the option after such change does not give the employee additional benefits which he did not have before such change. The ratio of the option price immediately after the change to the fair market value of the stock subject to the option immediately after the corporate transaction must not be more favorable to the optionee on a share by share comparison than the ratio of the old option price to the fair market value of the stock subject to the option immediately before such transaction. A reduction in the option price of an option, other than as specifically provided for in this section, is a modification of such option.

Additionally, under Rev. Rul. 71-385, 1971-2 CB 215, a change in the price of outstanding stock options to reflect a decline in the value of the corporation's stock resulting from a distribution reflects a corporate transaction as defined in section 425(c) of the Code and is not a modification.

Requirements for an ISO

After the adjustment in the exercise price, the ITC Holding ISOs continue to meet the statutory requirements under Code Section 422(b). The adjusted option price still reflects the value of the option based on the fair market value of the stock at the date of grant. In Section 2, we determined that a parent-subsidiary employment relation exists when the ISOs are substituted and adjusted. Additionally, since none of the other terms of the option have changed, the ISOs still meet the remaining requirements.

As previously discussed, after the distribution of KNOLOGY, the employment relationships of incentive stock option holders will change. As a result, under
Section 422(a) the adjusted ITC Holding ISOs held by KNOLOGY employees will convert to nonqualified options three months after the distribution. ITC Holding ISOs held by ITC Holding will continue to retain their ISO status since holders are still employees of ITC Holding.

Summary

The adjustment of the aggregate exercise prices of the ITC Holding options in connection with the distribution of the options to purchase KNOLOGY stock will be made in proportion to the relative fair market values of ITC Holding and KNOLOGY stock and satisfies criteria of the above requirements of Treas. Reg.
Section 1.425.

Therefore, the change in the exercise price of an ITC Holding incentive stock option that reflects the decreased value of a share of ITC Holding stock and excludes the value of KNOLOGY should not disqualify an incentive stock option.

Mr. Chad Wachter
Page 11
January 28, 2000

The adjustment of ITC Holding ISOs held by KNOLOGY employees should not result in a taxable event for holders and should retain their ISO status until 3 months after the distribution. The adjustment of ITC Holding ISOs held by ITC Holding employees also should not result in a taxable event and should continue to retain their ISO status post-distribution since holders are still employees of ITC Holding.

SECTION IV - ISSUES 3 AND 6

Issue 3. What is the federal tax effect of the distribution of the KNOLOGY stock options for nonemployees and employees of ITC Holding and KNOLOGY holding NSOs in ITC Holding?

Issue 6. What is the federal tax effect of the adjustment in exercise price of ITC Holding NSOs for nonemployees and employees of ITC Holding and KNOLOGY?

Analysis

The nonqualified stock options of ITC Holding will be adjusted to reflect the reduction in value that was caused by the substitution of KNOLOGY options for ITC Holding options. In general, the adjustment of a nonqualified option is not taxable because the existing option, which is not currently taxable, has been replaced by another such option, which is also not currently taxable. Also, if there were no adjustment, but instead the transaction was the grant of discounted options, the result would not be different, as the grant of discounted stock options generally does not result in taxable income to the optionee. Furthermore, no financial consideration is being given to ITC Holding option holders for the adjustment of their options. The paragraphs that follow discuss the basis for the tax treatment of each such options, as well as rulings covering the exchange of one nontaxable option for another.

Taxability of Discounted Stock Options

In general, the taxation of stock options other than incentive stock options is governed by IRC Section 83. Options are not taxed upon grant under Section 83 unless they have a readily ascertainable fair market value. IRC Section 83(c). For such value to exist the options must be traded on an established market or meet several conditions. Regulation Section 1.83-7(b). Such conditions include
(i) the option is transferable by the optionee, (ii) the option is vested, (iii) the option (or stock underlying the option) is not subject to any condition affecting the value of the option, and (iv) the value of the option is readily ascertainable under Regulation 1.83-7(b)(3). The ITC Holding options are neither traded on an established market nor meet the conditions of the regulation. The taxable event therefore occurs at the time the options are exercised and property (i.e., the stock) is delivered to the employee. Regulation Section 1.83-7(a).

The ITC Holding options that are being adjusted are considered discounted or "in the money" options. Discounted options are subject to the same rules under IRC
Section 83. Absent a readily ascertainable fair market value, the option is not taxed even though it is "in the money"

Mr. Chad Wachter
Page 12
January 28, 2000

when granted. Indeed, the regulations even acknowledge that discounted options do not have a readily ascertainable fair market value equal to the "in the money" amount or "profit." Regulation 1.83-7(b)(3) provides:

"For example, if at some time during the exercise period of an option to buy, the fair market value of the property subject to the option is greater than the option's exercise price, a profit may be realized by exercising the option and immediately selling the property so acquired for its higher fair market value. Irrespective of whether any such gain may be realized immediately at the time an option is granted, the fair market value of an option to buy includes the value of the right to benefit from any future increase in the value of the property subject to the option (relative to the option exercise price), without risking any capital. Therefore, the fair market value of an option is not merely the difference that may exist at a particular time between the option's exercise price and the value of the property subject to the option, but also includes the value of the option privilege for the remainder of the exercise period." (Emphasis added)

In effect, discounted stock options are treated the same as "in the money" options. In both cases, the value over the remainder of the exercise period cannot be ascertained and this precludes taxation of the unexercised option or right.

Applicable case law is consistent with the regulations. In LoBue, 351 U.S. 243,
(1956), the Supreme Court held that options with approximately a 75% discount in the option price should be taxed upon exercise and not grant. There the taxpayer was granted options to purchase 340 shares of employer stock. The Court determined that the options were compensatory in nature and rejected the argument that tax should be imposed on the date of grant. The Court acknowledged that it is possible for an optionee to realize an immediate taxable gain but only where the options have a readily ascertainable fair market value and are transferable upon grant. It concluded that LoBue was not such a case, despite the fact that the option price for LoBue's options was discounted approximately 75% from the value of the shares on the date of grant. Thus, the Supreme Court in LoBue did not endorse the principle that discounted options are to be taxed differently from nondiscounted options.

Two other cases have held that the right to buy stock at a discount of 99 percent was not taxable in the year granted. Rather, taxation was postponed until the right was exercised and the property transferred. Victorson, 326 F.2d 264, (2nd Cir., 1964), aff'g TCM 1962-231 and Simmons, TCM 1964-237. Neither of these cases involved executive stock options but both cases held that there was no income on grant if the option has no readily ascertainable fair market value and is nontransferable.

Despite such authority, the Internal Revenue Service has a formal no-rule policy on discounted stock options. Rev. Proc. 94-3, 1994-1 CB 447, Section 5.04. The IRS view apparently is that if it is substantially certain that a taxpayer will exercise an option, the form of the option should be disregarded and the arrangement should be treated, in substance, as the direct purchase (or award) of the stock. It is not clear what the basis for this position is, given the case law.

Mr. Chad Wachter
Page 13
January 28, 2000

Taxability of exchanging one nontaxable option for another

IRC Section 424 provides a means for a substitution of a new option for an old option in certain circumstances pertaining to "qualified options", i.e., options governed by IRC Sections 422 and 423. Such a substitution is the exchange of one nontaxable option for another. Under Example (2) of Regulation Section 1.425 - 1(a)(4)(ii) (IRC Section 424 was formerly IRC Section 425), 60 qualified stock options with an exercise price of $12 per share in the Target corporation are exchanged for 80 qualified stock options with an exercise price of $9 per share in the Acquiring corporation without triggering taxation to the optionee. At the time of exchange, the fair market value of the Target and Acquirers stock was $32 and $24 per share, respectively.

Consistent with IRC Section 424, but applicable to nonqualified stock options, is LTR 8928051 (April 18, 1989). In LTR 8928051, Target merged into a subsidiary of Parent. At the time of the merger and pursuant to the merger agreement, all outstanding nonqualified options to buy Target stock were converted to options to buy Parent stock. The IRS determined that since neither the Target options nor the Parent options had a readily ascertainable fair market value within the meaning of IRC Section 83, the substitution of the Parent nonqualified options for Target options did not result in the recognition of income to the Target option holders.

Summary

The case law provides quite clearly that discounted stock options, so long as they have no ascertainable fair market value and are nontransferable, are not taxable until exercised. Thus, if there were no exchange but instead a grant of discounted options (i.e., the same result as the exchange), the cases (and regulations) are clear that the employees receiving such a grant would not be subject to tax at the time of the grant.

Accordingly, based on the authorities cited above, as well as the general tax principles applicable to stock options, we conclude that ITC Holding option holders, who are employees of ITC Holding, that receive the adjusted nonqualified stock options should not be subject to federal income tax at the time of the adjustment. Additionally, we conclude that ITC Holding option holders, who are non employees of ITC Holding, that receive the adjusted nonqualified stock options should also not be subject to federal income tax at the time of the adjustment.

RISKS

1) Issue 1. What is the federal tax effect of the distribution of KNOLOGY stock options to ITC Holding employees who hold ITC Holding incentive stock options?

Mr. Chad Wachter
Page 14
January 28, 2000

    Issue 2. What is the federal tax effect of the distribution of KNOLOGY stock options to KNOLOGY employees who hold ITC Holding incentive stock options?

    If the IRS were to successfully challenge the treatment of the distribution and assert it was a modification, the option, which would otherwise be treated as an ISO for 90 days, would be recharacterized as a nonqualified option. With a nonqualified option, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price. In general, the classification of the KNOLOGY stock option as an ISO will not result in taxable income to the option holder until the stock underlying the stock option is sold. The taxable income will be equal to the excess of the sales price less the exercise price. The spread, however, will be a "tax preference" item for alternative minimum tax ("AMT") purposes. AMT is a separate system of taxation, which requires a taxpayer to pay a minimum tax based upon the taxpayer's taxable income base adjusted for AMT preference and adjustment items. If a taxpayer becomes subject to AMT in a year during which ISO's are exercised, a portion of the benefit associated with the ISO's may be lost.

    We believe it is appropriate to observe that the IRS is unlikely to challenge the treatment of an option as an ISO because of the negative effect on the public fisc. There is no corporate tax deduction in connection with the exercise of an ISO or sale of ISO stock. Thus, tax revenues are generated through the capital gain taxes paid by the employee, without any offset for a corresponding deduction. Nonqualified options, however, when exercised trigger ordinary income to the employee and a corresponding deduction for the employer.

2) Issue 4. What is the federal tax effect of the adjustment in exercise price of ITC Holding incentive stock options for ITC Holding employees?

    Issue 5. What is the federal tax effect of the adjustment in exercise price of ITC Holding incentive stock options for KNOLOGY employees?

    If the IRS were to successfully challenge the treatment of the adjustment and assert it was a modification, the option would be recharacterized as a nonqualified option. With a nonqualified option, the holder will have taxable income at the date of exercise for the difference between the fair market value of the stock at the date of exercise and the exercise price. In general, the classification of the ITC Holding stock option as an ISO will not result in taxable income to the option holder until the stock underlying the stock option is sold. The taxable income will be equal to the excess of the sales price less the exercise price. The spread, however, will be a "tax preference" item for alternative minimum tax ("AMT") purposes. AMT is a separate system of taxation, which requires a taxpayer to pay a minimum tax based upon the taxpayer's taxable income base adjusted for AMT preference and adjustment items. If a taxpayer becomes subject to AMT in a year during which ISO's are exercised, a portion of the benefit associated with the ISO's may be lost.

Mr. Chad Wachter
Page 15
January 28, 2000

3) Issue 3. What is the federal tax effect of the distribution of the KNOLOGY stock options for nonemployees and employees of ITC Holding and KNOLOGY holding NSOs in ITC Holding?

    Issue 6. What is the federal tax effect of the adjustment in exercise price of ITC Holding NSOs for nonemployees and employees of ITC Holding and KNOLOGY?

    If the IRS were to recharacterize the adjustment in exercise price or the distribution of KNOLOGY options as a grant of a discounted option, the employees receiving such a grant would be subject to tax at the time of exercise.

4) Level of Opinion: Issue 1. The Code, regulations, and guidance issued by the Service, including revenue rulings and revenue procedures, do not specify whether or not 1.425-1(a)(8) applies to the specifics of this transaction. Since the distribution of the ISOs occurred in connection with a corporate separation, the Service may interpret 1.425-1(a)(8) to mean that there was no parent-subsidiary relationship at the time of the distribution. Therefore, Arthur Andersen is not able to provide a "should" opinion on this Issue.

5)  Level of Opinion: Issues 2, 3, 4, 5 and 6. We are not able to issue a
    "will" opinion since the Code, regulations, and guidance issued by the Service including revenue rulings and revenue procedures are not identical to facts and circumstances pertaining to the transactions of ITC Holding and KNOLOGY. However, we are unaware of the IRS making an argument that is inconsistent with our opinion.

SCOPE OF OPINION

The opinion expressed herein is based on the factual assumptions that you have provided to us and other factual assumptions discussed herein. Any misstatement or omission of any fact, or any amendment or change in any of the facts, may require a modification of all or part of this opinion. We have no responsibility to update this opinion for events, transactions, or circumstances occurring after the opinion's date of issuance.

The opinion expressed herein is based upon our interpretation of the Internal Revenue Code and income tax regulations, as interpreted by court decisions, and by rulings and procedures issued by the IRS as of the date of this letter. The opinion expressed herein is not binding on the IRS, and there can be no assurance that the IRS will not take a position contrary to any opinions expressed herein.

We have not considered any state or local income tax consequences and, therefore, do not express any opinion regarding the treatment that would be given the transactions by the applicable authorities on any nontax or any state or local tax issues. Similarly, we have not

Mr. Chad Wachter
Page 16
January 28, 2000

considered the financial statement effects of this conversion, and thus do not express any opinion thereon.

If there should be any change in the Internal Revenue Code, the regulations issued thereunder, the current administrative rulings, published cases, or in previous judicial interpretations, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes.

We are issuing this opinion to KNOLOGY, Inc. and the participants in the stock option adjustment and issuance discussed herein, based solely upon the factual representations and assumptions discussed herein, and our opinion is limited solely to the issue of the application of the federal income taxation to those issues listed herein. Without Arthur Andersen's prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity other than as expressly permitted hereby.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP